North Central Bancshares, Inc.
David M. Bradley
515-576-7531
December 14, 2011

NORTH CENTRAL BANCSHARES, INC. COMPLETES TARP REPAYMENT

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”) announced today that on December 14, 2011, it redeemed all $10,200,000 of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”) issued to the U.S. Department of the Treasury (“Treasury”) in conjunction with the Company’s participation in the Treasury’s Troubled Asset Relief Program’s Capital Purchase Program (“CPP”).

“With the redemption of the CPP Preferred Stock, we are extremely pleased to repay these funds so quickly while maintaining our well-capitalized status without issuing any common stock or incurring holding company debt,” said David M. Bradley, Chairman, President and Chief Executive Officer of the Company.  “Redemption of the CPP Preferred Stock is very good news for our shareholders, since the Company no longer has to pay a 5% Preferred Stock dividend.  Also, this repayment relieves the Company of some additional regulatory burdens,” added Mr. Bradley.

The Preferred Stock had a carrying value of $10,152,134 ($10,200,000 million net of a $47,866 unaccreted discount) on the Company’s balance sheet.  As a result of the redemption, the Company has accelerated accretion of the discount and recorded it as a reduction to retained earnings.  This adjustment is expected to reduce fourth quarter net earnings available to common shareholders by approximately $0.04 cents per share.

The Treasury continues to hold a warrant to buy 99,157 shares of common stock in  the Company at $15.43 per share.  The warrant was issued to the Treasury in connection with the Company’s participation in the CPP.  The Company intends to negotiate for the repurchase of the warrant. The repurchase price is subject to these negotiations, and therefore, there is no assurance that the warrant will be repurchased.

About the Company
North Central Bancshares, Inc. serves communities in north central and southeastern Iowa at 11 full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, which is also headquartered in Fort Dodge, Iowa.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  The Company’s stock is traded on The NASDAQ Global Market under the symbol “FFFD.”

Forward-Looking Statements
Statements included in this press release may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intent to negotiate with the Treasury on the repurchase of the Treasury warrant.  Actual results may differ materially from historical earnings and those presently expressed or implied by the forward-looking statements and there can be no assurance that the warrant will be redeemed by the Treasury.  The Company wishes to caution readers not to place undue reliance on our forward-looking statements, which speak only as of the date made.  The following important factors, among others, could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. Additional factors that could cause actual results to differ from those expressed or implied in the forward-looking statements are described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and other filings made with the Securities and Exchange Commission.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, Chairman, President, and Chief Executive Officer, 515-576-7531.